Exhibit 10.7

Execution Version

PARENT GUARANTEE

This PARENT GUARANTEE, dated as of April 9, 2026 (this “Guarantee”), is made and entered into by Jindalee Lithium Limited, an Australian public company (the “Guarantor”), in favor of Endurance Antarctica Partners II, LLC, a Delaware limited liability company (the “Purchaser”), in connection with the transactions contemplated by that certain Securities Purchase Agreement (the “Purchase Agreement”), dated as of the date hereof, by and among the Guarantor, the Purchaser and HiTech Minerals Inc., a Nevada corporation (the “Company”). Capitalized terms used but not defined in this Guarantee shall have the meanings ascribed to such terms in the Purchase Agreement.

WHEREAS, pursuant to the Purchase Agreement, the Company has agreed to issue and sell to the Purchaser, and the Purchaser has agreed to purchase from the Company the Preferred Stock, subject to the terms and conditions set forth therein;

WHEREAS, the terms of the Preferred Stock are set forth in the Certificate of Designation;

WHEREAS, the Company is a wholly-owned subsidiary of the Guarantor;

WHEREAS, Section 8(c) of the Certificate of Designation contemplates that if, prior to the Business Combination Consummation, the Business Combination Agreement is terminated in accordance with its terms, then the Company will redeem the Preferred Stock and any Accrued Value in its entirety (the “BCA Termination Redemption”) and that the Company’s obligation to redeem such Preferred Stock in connection with the BCA Termination Redemption will be guaranteed by Guarantor;

WHEREAS, the Guarantor will obtain benefits as a result of the execution and performance of the Purchase Agreement by the Company and the Purchaser, and, as an inducement for the Company and the Purchaser to enter into and effect the transactions contemplated by the Purchase Agreement, the Guarantor has agreed to enter into this Guarantee.

NOW, THEREFORE, in consideration of the premises and in consideration of the Company and the Purchaser entering into the Purchase Agreement and for other good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged), and intending to be legally bound hereby, the Guarantor hereby agrees as follows:

(1) The Guarantor hereby absolutely, fully, unconditionally and irrevocably guarantees, to the Purchaser the performance by the Company of its obligations with respect to the BCA Termination Redemption if, as and when such performance becomes due under the terms of the Certificate of Designation and the Purchase Agreement (the “Guaranteed Obligations”).

(2) Notwithstanding anything to the contrary, the Guarantor’s obligations hereunder shall arise only if (a) a Guaranteed Obligation has become due and payable in accordance with the Purchase Agreement and the Certificate of Designation, (b) the Company has failed to pay or perform such Guaranteed Obligation when due, and (c) such failure continues beyond twenty (20) Business Days following the date of the BCA Termination Notice. No later than the twenty-first (21st) Business Day following the date of the BCA Termination Notice (the “Payment Due Date”), the Guarantor shall promptly perform, or cause to be performed, or pay, or cause to be paid, to the Purchaser such unpaid or unperformed Guaranteed Obligations in the manner prescribed in the Purchase Agreement and Certificate of Designation as if the Guarantor was the Company.

(3) This Guarantee is an absolute, unconditional and continuing guarantee of the full and punctual performance by the Company of the Guaranteed Obligations, notwithstanding any amendment, modification or supplementation of the Purchase Agreement or any other circumstances that might constitute a defense available to the Guarantor (other than (i) the defense that the Guaranteed Obligations have been indefeasibly paid or performed in full in accordance with the terms of the Purchase Agreement and the Certificate of Designation or (ii) the defense that the BCA Termination Redemption has not become due and payable in accordance with Section 8(c) of the Certificate of Designation). For the avoidance of doubt, the Guarantor shall not be entitled to assert any defense, set-off, counterclaim, or reduction that may be available to the Company arising out of or relating to (a) any breach by the Purchaser or the Company of their respective representations, warranties, or covenants under the Purchase Agreement, or (b) any condition to closing under the Purchase Agreement that has not been satisfied or waived, in each case, except to the extent such defense directly relates to the calculation of the amount of the Guaranteed Obligations or the determination that the BCA Termination Redemption has become due and payable. No waiver of any breach of any provision shall be deemed to be a waiver of any preceding or succeeding breach of the same or any other provision, nor shall any waiver be implied from any course of dealing. No extension of time for performance of any obligations or other acts hereunder shall be deemed to be an extension of the time for performance of any other obligations or any other acts. The Guarantor hereby unconditionally and irrevocably waives, to the fullest extent permitted by applicable law: (a) any defense based upon or arising by reason of any lack of authority of the officers, directors or any agents of the Company or the Guarantor; (b) promptness, diligence, notice of acceptance, presentment, demand for performance, notice of nonperformance, default, acceleration, protest, notice of protest, notice of dishonor, and any other notice with respect to any of the Guaranteed Obligations and this Guarantee; (c) any right to require the Purchaser to proceed against the Company, or pursue any other remedy in the Purchaser’s power before proceeding against the Guarantor; (d) any defense based upon or arising by reason of the application of the statute of limitations to any claim against the Company or the Guarantor; and (e) any right of subrogation and any right to enforce any remedy which the Purchaser now has or may hereafter have against the Company. The Guarantor agrees that the foregoing waivers are of the essence of the transaction contemplated by the Purchase Agreement, and that, but for this Guarantee and such waivers, the Purchaser would not have entered into the Purchase Agreement. Any breach of the covenants set forth in this Section shall constitute a default under this Guarantee, and the Purchaser shall be entitled to exercise all rights and remedies available hereunder, under the Purchase Agreement, the Certificate of Designation or at law or in equity.

(4) The Guarantor hereby represents, warrants and covenants to the Purchaser as follows: (i) the Guarantor has all requisite power, authority and legal capacity to execute and deliver this Guarantee and perform its obligations hereunder; (ii) the execution and delivery of this Guarantee has been duly authorized by all required action by the Guarantor and is the legal, valid and binding obligation of the Guarantor, enforceable against the Guarantor in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting or relating to creditors’ rights generally and general equitable principles; (iii) neither the Guarantor’s execution and delivery of this Guarantee nor the performance by the Guarantor of its obligations hereunder will violate or conflict with (a) the organizational documents of the Guarantor, (b) violate any Law applicable to, binding upon or enforceable against the Guarantor, (c) result in any material breach of, or constitute a material default (or an event which would, with the passage of time or the giving of notice or both, constitute a material default) under, or give rise to a right of payment under or the right to terminate any contract to which the Guarantor is a party or is bound, (d) result in the creation or imposition of any lien or encumbrance upon any of the material property or material assets of the Guarantor or (e) require the consent or approval of any governmental authority or any other person; and (iv) the Guarantor shall maintain, at all times, consolidated net assets (as determined in accordance with Australian Accounting Standards) of not less than value of the Guaranteed Obligations (the “Minimum Net Worth”). The Guarantor shall promptly notify the Purchaser in writing if the Guarantor’s consolidated net assets fall below the Minimum Net Worth. The Guarantor expressly acknowledges and agrees that the Guarantor’s obligations hereunder is not subject to any condition or contingency with respect to any financing or funding by any third party.

(5) The Guarantor hereby acknowledges that the Purchaser has entered into the Purchase Agreement in reliance on the Guarantor’s execution and delivery of this Guarantee.

(6) If the Guarantor fails to pay any Guaranteed Obligation on or before the Payment Due Date, then, in addition to and not in limitation of any other rights or remedies available to the Purchaser hereunder, at law or in equity, the Guarantor shall reimburse the Purchaser for all reasonable and documented out-of-pocket costs and expenses (including reasonable attorneys’ fees, court costs, and disbursements) incurred by the Purchaser as a result of the collection of any overdue Guaranteed Obligations and the enforcement of this provision or any other provision of this Guarantee, whether or not any legal Proceeding is commenced.

(7) All questions concerning the construction, validity, enforcement and interpretation of this Guarantee shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware, without regard to the principles of conflicts of law thereof. Each party agrees that all legal Proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Guarantee (whether brought against a party hereto or its respective Affiliates, directors, officers, shareholders, partners, members, employees or agents) shall be commenced exclusively in the state and federal courts sitting in the State of Delaware. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the State of Delaware for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any Action or Proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such Action or Proceeding is improper or is an inconvenient venue for such Proceeding. Each party hereby irrevocably waives personal service of process and consents to process being served in any such Action or Proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under the Purchase Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by law. If any party shall commence an Action or Proceeding to enforce any provisions of this Guarantee the prevailing party in such Action or Proceeding shall be reimbursed by the non-prevailing party for its reasonable attorneys’ fees and other costs and expenses incurred with the investigation, preparation and prosecution of such Action or Proceeding.

(8) IN ANY ACTION, SUIT, OR PROCEEDING IN ANY JURISDICTION BROUGHT BY ANY PARTY AGAINST ANY OTHER PARTY, THE PARTIES EACH KNOWINGLY AND INTENTIONALLY, TO THE GREATEST EXTENT PERMITTED BY APPLICABLE LAW, HEREBY ABSOLUTELY, UNCONDITIONALLY, IRREVOCABLY AND EXPRESSLY WAIVES FOREVER TRIAL BY JURY.

(9) The Guarantor agrees that this Guarantee is intended to be legally binding and specifically enforceable pursuant to its terms, that the Purchaser would be irreparably harmed if any of the provisions of this Guarantee are not performed in accordance with their specific terms and that monetary damages would not provide adequate remedy in such event. Accordingly, in addition to any other remedy to which the Purchaser may be entitled at Law, the Purchaser shall be entitled to injunctive relief without the posting of any bond to prevent breaches of this Guarantee and to specifically enforce the terms and provisions hereof. The Guarantor further waives any defense that a remedy at Law would be adequate in any action or legal Proceeding for specific performance or injunctive relief hereunder.

(10) The rights and obligations of this Guarantee may not be assigned by the Guarantor without the prior written consent of the Purchaser.

(11) Purchaser may assign this Guarantee, in whole or in part, to any Permitted Transferee; provided that no such assignment shall be effective against the Guarantor unless and until the Guarantor has received written notice of such assignment, including the identity and contact information of such Permitted Transferee.

(12) None of the terms or provisions of this Guarantee may be waived, amended, supplemented or otherwise modified except in writing by the parties hereto.

(13) This Guarantee may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Guarantee by electronic mail transmission of a “.pdf” or other similar data file shall be effective as delivery of a manually executed counterpart to this Guarantee.

(14) This Guarantee, and all obligations of the Guarantor hereunder, shall automatically terminate upon the earlier of: (i) the full, complete and indefeasible payment and performance of the Guaranteed Obligations in accordance with the Purchase Agreement and the Certificate of Designation (whether by the Company or the Guarantor) and (ii) the Business Combination Consummation, and thereafter no person shall have any further rights or claims against the Guarantor under this Guarantee, provided that this Guarantee shall remain in full force and effect notwithstanding any prior termination, release, discharge or satisfaction if all or any part of any payment made by the Company or the Guarantor with respect to the Guaranteed Obligations is rescinded, set aside, avoided, invalidated, declared to be fraudulent or preferential, or otherwise required to be returned, repaid, disgorged or restored to the Company, the Guarantor, a trustee, receiver, liquidator, custodian or other similar official, or any other person or entity, under any bankruptcy, insolvency, reorganization, receivership, fraudulent conveyance, preference or similar law or equitable cause of action pursuant to a final, non-appealable order of a court of competent jurisdiction, then (a) this Guarantee, and the Guarantor’s obligations hereunder, shall automatically be reinstated solely with respect to the amount so affected, and (b) the Guarantor shall be liable to the Purchaser for the full amount so rescinded, set aside, avoided, invalidated, returned, repaid, disgorged or restored, plus all reasonable and documented costs and expenses (including attorneys’ fees) incurred by the Purchaser in connection therewith.

[Signature Page Follows]

IN WITNESS WHEREOF, the Guarantor has caused this Guarantee to be executed by its officer thereunto duly authorized, as of the date of the Agreement.

JINDALEE LITHIUM LIMITED

By:	/s/ Ian Rodger
Name: Ian Rodger
Title: Chief Executive Officer

[Signature Page to Parent Guarantee]

Acknowledged and agreed:

ENDURANCE ANTARCTICA PARTNERS II, LLC

By: Antarctica Endurance Manager, LLC, its Managing Member

By:	/s/ Chandra R. Patel
Name:	Chandra R. Patel
Title:	Authorized Signatory

[Signature Page to Parent Guarantee]